SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

Cambrex Corporation
(Name of Registrant as Specified in Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CAMBREX CORPORATION
March 21, 2014
Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Cambrex Corporation. This year’s meeting will be held on April 24, 2014, at 1:00 P.M. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073. Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.

At this year’s meeting, you will be asked (1) to elect eight directors; (2) to hold an advisory, non-binding vote on the compensation of executives as disclosed in the Proxy Statement (“Say on Pay Vote”); and (3) to ratify the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. The enclosed proxy card contains instructions regarding voting.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Sincerely,

John R. Miller
Non-Executive Chairman

CAMBREX CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 2014

Notice Is Hereby Given that the 2014 Annual Meeting of Stockholders of Cambrex Corporation (“Company”) will be held at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey 07073 on April 24, 2014, at 1:00 P.M. for the following purposes:

1.                   To elect eight (8) directors to hold office until the 2015 Annual Meeting of Stockholders and until their successors shall be elected and qualified;

2.                   To hold an advisory non-binding vote on the compensation of Named Executive Officers as disclosed in the Proxy Statement (“Say on Pay Vote”);

3.                   To consider and act upon the ratification of the appointment of BDO as independent registered public accountants for the fiscal year ending December 31, 2014; and

4.                   To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record of Common Stock of the Company at the close of business on March 7, 2014, will be entitled to vote at the meeting. The list of such stockholders will be available for inspection by stockholders during the ten days prior to the meeting in accordance with Section 219 of the Delaware General Corporation Law at One Meadowlands Plaza, East Rutherford, New Jersey 07073 and will also be available at the Annual Meeting.  Stockholders may make arrangements for such inspection by contacting William M. Haskel, Senior Vice President, General Counsel and Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073.

By order of the Board of Directors,

William M. Haskel,
Secretary
March 21, 2014

THE VOTE OF EACH STOCKHOLDER IS IMPORTANT.
PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND PROMPTLY
RETURN IT IN THE POSTAGE PAID ENVELOPE PROVIDED.

CAMBREX CORPORATION

2014 ANNUAL MEETING OF
STOCKHOLDERS
PROXY STATEMENT

PROXY SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cambrex Corporation (“Cambrex” or the “Company”) for use at the 2014 Annual Meeting of Stockholders to be held on April 24, 2014, and at any adjournment of the meeting. The address of the Company’s principal executive office is One Meadowlands Plaza, East Rutherford, New Jersey 07073. This Proxy Statement and the form of proxy are being mailed to stockholders commencing on or about March 21, 2014.

The costs of soliciting proxies will be borne by the Company. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners, and their reasonable expenses relating thereto will be reimbursed by the Company. Solicitation will be made by mail and also may be made personally, by telephone or electronic mail by the Company’s officers, directors and employees without special compensation for such activities.

VOTING OF PROXY AND REVOCABILITY

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and this Proxy Statement was sent directly to you by the Company.  As a record stockholder, there are two ways to vote: (1) in person at the Annual Meeting, where you can present your proxy card or the Company will give you a ballot, or (2) by mail, by filling out the proxy card and sending it back in the envelope provided.  Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon, and if no instructions are indicated, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement (and as proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting).

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and this Proxy Statement was forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.  As a beneficial stockholder, there are four ways to vote: (1) in person at the Annual Meeting, by obtaining a legal proxy from the organization that holds your shares (please contact that organization for instructions regarding obtaining a legal proxy), (2) via the Internet, by visiting www.proxyvote.com and entering the control number found on the proxy card, (3) by telephone, by calling the toll free number found on the vote instruction form, and (4) by mail, by filling out the vote instruction form and sending it back in the envelope provided.  Properly executed proxies received by the Company will be voted in accordance with the instructions indicated thereon.  However, if as a beneficial owner, you do not provide the organization that holds your shares with specific voting instructions, under applicable New York Stock Exchange (“NYSE”) rules, that organization may generally vote on “routine” matters but cannot vote on “non-routine” matters.  If that organization does not receive instructions from you on how to vote your shares on a non‑routine matter, the organization that holds your shares may inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares, which is generally referred to as a “broker non‑vote.”  At this Annual Meeting, only the ratification of the appointment of BDO as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014, is a matter considered routine, which means that a broker or other nominee may generally vote on this matter and no broker non‑votes are expected to exist in connection with this routine matter.  Otherwise, the proposals regarding the election of directors, and the advisory non-binding vote on the compensation of Named Executive Officers (“Say on Pay Vote”), are non‑routine matters, which means that a broker or other nominee cannot vote without your instructions, and therefore there may be broker non‑votes on these proposals.

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by giving another proxy bearing a later date or by notifying the Company in writing of such revocation or by a vote in person at the Annual Meeting.  If you are a beneficial owner you may vote again on a later date via the Internet, by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person.  The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Company knows of no reason why any of the nominees named herein would be unable to serve for the terms indicated. In the event, however, that any such nominee should, prior to the election, become unable to serve as a director, unless the Board decides to decrease the size of the Board, the proxy will be voted for such substitute nominee as the Board of Directors shall propose.

The Board knows of no matters to be presented at the meeting other than those set forth in the foregoing Notice of Annual Meeting. The Proxy Card conveys discretionary authority to vote on any other matter not presently known by management that may properly come before the Annual Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote the shares subject to such proxies in accordance with their best judgment.

RECORD DATE, QUORUM AND VOTING RIGHTS

The Company has only one class of voting securities, which is the Common Stock, par value $0.10 (“Common Stock”). Only holders of Common Stock of the Company of record at the close of business on March 7, 2014, will be entitled to vote at the meeting. On such record date there were outstanding and entitled to vote 30,617,315 shares of Common Stock and each such share is entitled to one vote.

The holders of a majority of the shares entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum.  Broker non‑votes and abstentions are counted for purposes of determining whether a quorum is present.

Please see each proposal for a detailed description of the votes required as well as the treatment of abstentions and broker non‑votes, as applicable.

PRINCIPAL STOCKHOLDERS

The following sets forth information with respect to the only persons of which the Company is aware as of March 7, 2014, who may be deemed to beneficially own more than 5% of the outstanding Common Stock of the Company:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)

BlackRock, Inc.	3,153,235	(2)	10.3%
40 East 52nd Street
New York, NY 10022

Royce & Associates LLC	1,526,854	(3)	5.01%
745 Fifth Avenue
New York, NY 10151

(1)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of 30,485,265 shares of Common Stock issued and outstanding on February 14, 2014.

(2)	Based on information as of February 6, 2014, obtained from a Schedule 13G filed with the SEC on February 7, 2014, by BlackRock, Inc. (“BlackRock”). The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in BlackRock’s Schedule 13G.

(3)	Based on information as of January 7, 2014, obtained from a Schedule 13G filed with the SEC on January 7, 2014 by Royce & Associates LLC (“Royce”). The foregoing information has been included solely in reliance upon and without independent investigation of the disclosures contained in Royce’s Schedule 13G.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table gives information concerning the beneficial ownership of the Company’s Common Stock as of February 28, 2014, by (i) each nominee for election as a director, (ii) each of the “Named Executive Officers” set forth in the Summary Compensation Table (below) and (iii) all directors and executive officers of the Company as a group.

Beneficial Owners	Shares Beneficially Owned(1)		Percent of Class(2)
Rosina B. Dixon, M.D.	64,740	(3)	*
Kathryn R. Harrigan	59,089	(4)	*
Leon J. Hendrix, Jr.	100,354	(5)	*
Ilan Kaufthal	165,012	(6)	*
Steven M. Klosk	498,029	(7)	1.63%
William B. Korb	68,953	(8)	*
John R. Miller	47,199	(9)	*
Peter G. Tombros	63,727	(10)	*
Shlomo Yanai	12,022	(11)	*
Shawn Cavanagh	83,750	(12)	*
Aldo Magnini	38,750	(13)	*
Paolo Russolo	67,085		*
Gregory P. Sargen	153,319	(14)	*
All Directors and Executive Officers as a Group (14 Persons)	1,454,529	(15)	4.75%

* Beneficial Ownership is less than 1% of the Common Stock outstanding.

(1)	Except as otherwise noted, reported share ownership is as of February 28, 2014. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock he or she beneficially owns.
(2)	For the purpose of this table, the percent of issued and outstanding shares of Common Stock of the Company held by each beneficial owner has been calculated on the basis of (i) 30,616,965 shares of Common Stock issued and outstanding on February 28, 2014, and (ii) all shares of Common Stock underlying equity awards that are held by such beneficial owner and are exercisable within 60 days of February 28, 2014.
(3)	The number of shares reported includes 7,361 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(4)	The number of shares reported includes 6,371 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(5)	The number of shares reported includes 7,361 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(6)	The number of shares reported includes 6,371 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(7)	The number of shares reported includes 352,159 shares issuable upon exercise of options granted under the Company’s stock option plans.
(8)	The number of shares reported includes 8,342 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan and 1,000 shares held by a family member for which beneficial ownership of such shares is disclaimed.
(9)	The number of shares reported includes 11,893 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive.
(10)	The number of shares reported includes 6,665 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(11)	The number of shares reported includes 6,371 shares issuable upon exercise of options granted under the Company’s 2009 Long Term Incentive Plan.
(12)	The number of shares reported includes 83,750 shares issuable upon exercise of options granted under the Company’s stock option plans.
(13)	The number of shares reported includes 38,750 shares issuable upon exercise of options granted under the Company’s stock option plans.
(14)	The number of shares reported includes 120,000 shares issuable upon exercise of options granted under the Company’s stock option plans.
(15)	The number of shares reported includes 687,894 shares issuable upon exercise of options granted under the Company’s stock option plans. Shares held by immediate family members are included and beneficial ownership of such shares is disclaimed.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Directors elected at this Annual Meeting shall hold office until the first annual meeting of stockholders following their election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.   At this Annual Meeting eight (8) directors will be nominated for election to hold office until the 2015 Annual Meeting and until their successors shall be elected and qualified. Each of the nominees has consented to serve as a director if elected. To be elected, each nominee for director requires a majority of the votes cast.

For purposes of electing directors, a “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.  The Governance Committee has established procedures under which any director who is not elected (because the number of votes cast against such director’s candidacy exceeds the number of votes cast in favor of that candidacy) shall offer to tender his or her resignation to the Board.  In such case, the Governance Committee will make a recommendation to the Board on whether to accept or reject the offer to resign, or whether other action should be taken.  The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

An uncontested election of directors is not considered a “routine” item under the NYSE rules.  As a result, brokers holding shares beneficially owned by their clients will not  have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares.  It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.  Abstentions and broker non-votes will not be counted in connection with the election of directors.  The following sets forth with respect to the eight persons who have been nominated by the Board for election at this Annual Meeting, certain information concerning their positions with the Company and principal outside occupations and other directorships held.  Except as otherwise disclosed herein, none of the corporations or organizations listed below is a parent, subsidiary or other affiliate of the Company.

The Board recommends a vote FOR the election of the eight (8) Nominees named below.

Nominees for Election to Serve as Directors Serving
until the 2015 Annual Meeting

The Company’s Corporate Governance Guidelines establish criteria for membership on the Board.  Under these criteria, the Governance Committee seeks to identify a diverse group of candidates for the Board.  These candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders.  While neither the Board nor the Governance Committee has a formal policy regarding diversity in evaluating candidates, the Committee seeks to select nominees with a broad diversity of experience, professions, skills, geographic representations and backgrounds.  The skills and backgrounds of the nominees should include, among other things, experience in making decisions, a track record of competent judgment, the ability to function rationally and objectively, and experience in different businesses and professions.  The Committee does not assign specific weight to particular criteria and not all criteria apply to every candidate.  The Board believes that as a group the Board consists of a sufficiently diverse group in terms of experience, knowledge and abilities to allow the Board to fulfill its responsibilities to the stockholders and the Company.  Based on the experiences, attributes and skills of each of the Board’s nominees set forth below, which exemplify the sought-after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.

Rosina B. Dixon, M.D. (age 71). Director since 1995.  Chairperson of the Compensation Committee and Member of the Regulatory Affairs Committee of the Board. Dr. Dixon has been Medical Director, Advance Biofactures Corp., a pharmaceuticals company in Lynbrook, NY, since January 2012.  Prior to that she was Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, a global biopharmaceuticals company located in Bridgewater, NJ from 2006 to 2011.  From May 1986 to September 2006 she was a consultant to the pharmaceutical industry.  Dr. Dixon previously served as Vice President and Secretary of Medical Market Specialties Incorporated, as well as a member of its Board of Directors.  She was also previously Medical Director, Schering Laboratories, Schering-Plough Corporation.  Prior to that, Dr. Dixon was Executive Director Biodevelopment, Pharmaceuticals Division, CIBA-GEIGY Corporation.  Dr. Dixon has been a member of the Board of Directors of Church & Dwight Co., Inc. since 1979.

As Medical Director at Advance Biofactures Corp., Dr. Dixon provides insight into clinical development issues at small pharmaceutical companies.  From her previous experience as Senior Director, Global Pharmacovigilance and Epidemiology at Sanofi-Aventis, she has a unique perspective to offer the Company on a variety of issues relating to worldwide utilization, development, and production of APIs.  Dr. Dixon has also gained a wealth of knowledge regarding drug compounds and the pharmaceuticals business during her years as a consultant in the industry and while employed by Schering-Plough Corporation and CIBA-GEIGY.  With over 30 years of service on the Board of Directors of Church & Dwight Co., Inc., Dr. Dixon has valuable experience with the issues facing a Board of Directors.

Kathryn Rudie Harrigan (age 63). Director since 1994. Member of the Audit and Regulatory Affairs Committees of the Board.  In 1993, Dr. Harrigan became the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School.  Dr. Harrigan was previously Professor, Management Division of the Columbia University Business School and Academic Director of the Jerome A. Chazen Institute for International Business and Academic Director of the Strategy Research Center, all at Columbia University.  Dr. Harrigan is a founding member of the Strategic Management Society.  She has taught in several executive development programs for Columbia Business School, for Management Centre Europe (London and Brussels), Frost & Sullivan (London and Frankfurt), and Business Week Executive Programs (Amsterdam and several U.S. cities). She has taught in the Executive MBA Programs of Seoul National University, Ben-Gurion University, St. Gallen University (Switzerland), and University of Cagliari.  In 1989, Dr. Harrigan was elected a Fellow of the Academy of Management and has served on its Board of Governors as well as the Advisory Board of Ronin Development Corporation.  She has written for and has served on the Board of Editors of various journals including the Strategic Management Journal, Academy of Management Review (Consulting Editor), Academy of Management Journal, Columbia Journal of World Business, Academy of Management Executive, Journal of Business Strategy, and Journal of Engineering and Technology Management.

Dr. Harrigan’s significant academic experiences include educating graduate level students in international and domestic business at top tier business schools and teaching executive development programs in several U.S. cities, the U.K., Germany, Switzerland, and India, earning her the distinction of being named the first Henry R. Kravis Professor of Business Leadership at Columbia University Business School.  The depth and breadth of Dr. Harrigan’s exposure to complex business issues worldwide makes her a skilled advisor.

Leon J. Hendrix, Jr. (age 72). Director since 1995.  Chairman of the Governance Committee and Member of the Compensation Committee of the Board.  Mr. Hendrix served as Chairman of Remington Arms Co. from December 1997 until his retirement in May 2007.    From December 1997 until April 1999 he was also Chief Executive Officer.  From 1993 to 2000, Mr. Hendrix was a Principal of Clayton, Dubilier & Rice, Inc., a private investment firm. Prior thereto, Mr. Hendrix was with Reliance Electric Company, a manufacturer and seller of industrial and telecommunications equipment and services.  Since 1973, he held a series of executive level positions with Reliance Electric Company, most recently as Chief Operating Officer.  Mr. Hendrix was a member of the Board of Directors of Keithley Instruments, Inc. from 1990 to 2010 and NACCO Industries from 1995 to 2006.  He is a Member and Past Chairman of the Clemson University Board of Trustees.

Having been the Chief Executive Officer of Remington Arms Co. and holder of a series of executive level positions including Chief Operating Officer at Reliance Electric Company, Mr. Hendrix has extensive business experience.  In addition, Mr. Hendrix’s position as a Principal of Clayton, Dubilier & Rice, Inc. has provided him significant experience in dealing with financial matters and his positions on the Boards of Keithley Instruments, Inc., NACCO Industries and the Clemson University Board of Trustees have provided him valuable insight into the role of the Board of Directors.

Ilan Kaufthal (age 66). Director since formation of the Company in 1983. Member of the Audit and Compensation Committees of the Board.  Mr. Kaufthal is currently Chairman of East Wind Advisors, a broker dealer.  Mr. Kaufthal currently serves as a member of the Boards of Directors of Tronox, Inc., a publicly traded producer of titanium dioxide pigment based in Stamford, CT, Blyth, Inc., a publicly traded gift and multilevel marketing company based in Greenwich, CT, Quin Pario Acquisition Corporation, a company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses., Edmunds.com, a private company and POOF®-Slinky Inc., a  branded childrens’ consumer products business.  He was Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. from May 2000 until June 2008.  Prior to joining Bear, Stearns & Co. Inc., Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for thirteen years.  Prior thereto, he was with NL Industries, Inc., a firm in the chemicals and petroleum services businesses, as its Senior Vice President and Chief Financial Officer.

With his extensive background in the investment banking community coupled with his business experience as the Chief Financial Officer of NL Industries, Mr. Kaufthal brings a unique perspective to the Board.  Mr. Kaufthal’s extensive investment banking experience makes him an invaluable advisor particularly in the context of merger and acquisition activities.

Steven M. Klosk (age 57).  Director since 2008.  Mr. Klosk joined Cambrex in 1992 and was elected President and Chief Executive Officer of Cambrex and became a member of the Board in May 2008.  In 2007 he was appointed Executive Vice President and Chief Operating Officer of Cambrex and assumed the responsibility of the Pharmaceutical business.  Between 2005 and 2007, Mr. Klosk served as Executive Vice President and Chief Operating Officer of the Pharma and BioPharmaceutical Business Unit.  Between 1992 and 2005, he held positions of increasing responsibility including Executive Vice President-Administration.  Mr. Klosk currently serves on the Board of Directors of NPS, a privately held packaging company, and the Foundation Board for St. Joseph’s Hospital in Paterson, NJ.

Having served in a variety of increasingly senior positions, including President and Chief Executive Officer at the Company, Executive Vice President-Administration and Chief Operating Officer, Mr. Klosk has a unique perspective on the day-to-day operations and strategic development of Cambrex.  In these positions, Mr. Klosk has been responsible for both the operations of the Company and the overall human resources decisions giving him insight into the talent management process as well as the business and operational functions of the organization.

William B. Korb (age 73). Director since 1999.  Member of the Audit Committee and Chairman of the Regulatory Affairs Committee of the Board.  From 1987 until his retirement in March 2001, Mr. Korb was Director, President and Chief Executive Officer of Marconi Commerce Systems, Inc., formerly Gilbarco Inc., the world’s leading gasoline pump and dispenser manufacturing company.  Prior to joining Gilbarco, he was an Operating Vice President of Reliance Electric Company, a position he held from 1979 to 1987.  Mr. Korb served on the Board of Premier Farnell plc from February 2003 to June 2010.

Mr. Korb has extensive business experience including seven and half years as a Director of Premier Farnell plc, over a year as Director, President and Chief Executive Officer of Marconi Commerce Systems, Inc., fourteen years as Director, President and Chief Executive Officer of Gilbarco and twenty-five years in management positions with increasing responsibility at Reliance Electric Company.  This experience provides him with a strong background in dealing with financial and operational issues at large corporations.

Peter G. Tombros (age 71). Director since 2002. Chairman of the Audit Committee and Member of the Governance Committee of the Board.  Since 2006, Mr. Tombros has been Professor, Distinguished Executive in Residence, Eberly College of Science BS/MBA Program, Pennsylvania State University.  From 2001 until 2005, he was Chairman of the Board and Chief Executive Officer of VivoQuest, a private biopharmaceutical company.  From 1994 to 2001, he served as President and Chief Executive Officer of Enzon Pharmaceuticals.  Before joining Enzon Pharmaceuticals, Mr. Tombros spent 25 years with Pfizer, Inc. as Vice President of Marketing, Vice President Corporate Strategic Planning, Senior Vice President and General Manager and as Executive Vice President of Pfizer Pharmaceuticals, Inc.  Mr. Tombros is Director and Non-Executive Chairman of the Board of Directors of NPS Pharmaceuticals, a publicly traded company.

Mr. Tombros has broad operating and board experience in the pharmaceutical industry including big pharma, biotechnology, specialty pharma, generic pharma and clinical research organizations.  Mr. Tombros has served on eight different public company boards.  He has been both a member and chair of many board committees including audit, compensation, governance and special committees among others.  He has also served as Non-Executive Chairman of three of those public company boards.  This unique combination of executive operating experience, public board experience, and an academic perspective make him a tremendous asset in assessing financial and strategic issues facing the company and providing valued advice to the Company, the Board and its committees.

Shlomo Yanai (age 61).  Director since 2012. Non-Executive Vice Chairman of the Board and Member of the Governance Committee.  Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., a global generic pharmaceutical leader and one of the top 15 global pharmaceutical companies in the world. From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company.  Mr. Yanai also served as a member of the Board of Directors of the Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd. Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.

Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University.   Mr. Yanai is also a member of the Board of Directors of Lumenis, Ltd., a publicly traded medical products company and an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

Mr. Yanai brings global operating experience in the life-science and pharmaceutical industry, including as Chief Executive Officer of one of the largest generic pharmaceutical companies in the world and a leading global agro-chemicals company.  Mr. Yanai brings a global perspective to the Board, incorporating his industry and Board leadership experience.  This unique combination of global life-science operating experience, board experience and outstanding achievement and experience in his military career positions him well to make truly valuable contributions to the Board and to management.

Company Policies and Procedures related to Review, Approval and Ratification of Transactions with Related Persons

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects Cambrex directors, officers and employees to act ethically at all times and to adhere to the Company’s Code of Business Conduct and Ethics, including the Company’s policies on Business Conduct and Ethics and Conflicts of Interest.  A “conflict of interest” occurs when an individual’s personal interests interfere in any way (or even appear to interfere) with the interests of the Company. A conflict situation can arise when a director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

A potential conflict of interest with respect to a proposed transaction is required to be reported to the Company’s General Counsel and Chief Executive Officer and the Board’s Governance Committee.  The Governance Committee will evaluate the circumstances surrounding the potential conflict of interest and recommend action to the full Board, which will consider any such recommendation.  The Board is responsible for the ultimate determination as to whether the transaction giving rise to the potential conflict of interest can proceed.

In addition, the Audit Committee is responsible for the review and approval of related-person transactions that are required to be disclosed under Item 404 of Regulation S-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Common Stock, to file reports of ownership and transactions in the Company’s securities with the SEC and the NYSE. Such directors, executive officers and ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, and on written representations from the Company’s directors and executive officers that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during the 2013 fiscal year.

CORPORATE GOVERNANCE

The Board is responsible for directing the management of the business and affairs of the Company. The Board holds regular meetings five times each year and holds additional special meetings as necessary.  During 2013 the Board held five meetings.  Pursuant to Cambrex’s Corporate Governance Guidelines, directors are expected to attend board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. The Board recognizes that occasional meetings may need to be scheduled on short notice when the participation of a director is not possible and that conflicts may arise that may prevent a director from attending a regularly scheduled meeting. The Board expects, however, that each director will make every reasonable effort to keep absences to a minimum. Although participation by telephone conference or other communications equipment is allowed, personal attendance is encouraged.  In 2013, each of our incumbent directors attended all Board meetings and all meetings of Board committees on which they served.  All but one of our directors attended the Company’s annual meeting of stockholders in April of 2013.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the directors, other than our President and Chief Executive Officer, Steven M. Klosk, are independent from our management under the standards set forth in the Company’s Independence Standards for Directors, which was adopted by the Board in 2004 and is available on the Investor portion of the Company’s website (www.cambrex.com) and which incorporates the independence standards required by the New York Stock Exchange.  This means that none of the independent directors have any direct or indirect material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. As a result, the Company has a majority of independent directors on our Board as required by the listing standards of the NYSE.  The Board has also adopted the Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer.  This policy can also be found on the Investor portion of the Company’s website (www.cambrex.com).

Independent directors have regularly scheduled executive sessions in which they meet without the presence of members of management. These executive sessions occur before or after each regularly scheduled meeting of our Board and may also occur in conjunction with special meetings.  John R. Miller leads these executive sessions as Non-Executive Chairman of the Board.

Board Leadership Structure

As described in our Corporate Governance Guidelines, the Board believes that the positions of Chief Executive Officer and Chairman of the Board should be separated in order to provide clear separation of leadership of the Board from that of Company management, and the Company has separated such roles accordingly. Since July 2008, John R. Miller has served as our Non-Executive Chairman of the Board and Shlomo Yanai has assisted Mr. Miller in this role since Mr. Yanai’s appointment as Non-Executive Vice Chairman in 2012.

Risk Oversight

The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process.  Management has day-to-day responsibility for the identification and control of risks facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material impact on the Company.  Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company’s auditors.  The Board has delegated certain risk assessment responsibilities to the Audit Committee, the Compensation Committee, the Governance Committee and the Regulatory Affairs Committee.  In particular, the Audit Committee focuses on financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting.  The Compensation Committee sets compensation programs for management that take into consideration alignment of management compensation with building shareholder value while avoiding compensation policies that reward excessive risk taking, including adoption of a clawback policy with respect to its executive compensation plans.  In July 2011, the Audit Committee appointed William M. Haskel, the Company’s Senior Vice President, General Counsel and Corporate Secretary as Chief Compliance Officer.  In that capacity, Mr. Haskel is responsible for implementing the Company’s compliance and ethics initiatives including providing the Audit Committee with quarterly and annual reviews of the effectiveness of the compliance and ethics program.  The Governance Committee oversees the annual Board self-evaluation and director nomination process in order to ensure a diverse and well balanced Board and provides input to the Board related to the make-up of the Company’s senior management team.  Finally, the Regulatory Affairs Committee manages risk related to regulatory compliance and provides oversight with regard to the Company’s compliance with regulatory requirements including Food and Drug Administration and Drug Enforcement Agency requirements, environmental, safety and health requirements at all of its manufacturing facilities as well as regulatory public policy issues facing the Company.  These Committees meet regularly and report their findings to the Board throughout the year.  The Company also maintains insurance policies that would reimburse the Company for a wide range of potential losses that the Company could incur in due course.  The Company regularly reviews the levels, terms and conditions of this coverage to ensure they are prudent given the nature and size of the Company’s operations.  Management periodically reports to the Audit and Regulatory Affairs Committees regarding the review of the Company’s insurance coverage.

Shareholder Communications with our Board

The Company is committed to providing stockholders and other interested persons with an open line of communication for bringing issues of concern to the Company’s non-management directors.

Any stockholder or interested person may communicate with the Company’s non-management directors as a group by sending a communication to the Board, c/o Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073. All communications will be reviewed by the Company’s Corporate Secretary who will send such communications to the non-management directors unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the function of the Board or its committees, or relates to insignificant matters that do not warrant the non-management directors’ attention or is not otherwise appropriate for delivery to the non-management directors.

The non-management directors who receive such communication will have discretion to determine the handling of such communication, and if appropriate, respond to the person sending the communication, to determine disclosure, which shall be consistent with the Company’s policies and procedures and applicable law regarding the disclosure of information.

The Board has established four standing committees: the Regulatory Affairs Committee, the Governance Committee, the Audit Committee and the Compensation Committee.  Each committee has a charter that has been adopted by such committee and approved by the Board.  Printable versions of the charters of such Committees as well as the Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website (www.cambrex.com), under the “Governance” link of the “Investors” section. The Company will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, Cambrex Corporation, One Meadowlands Plaza, 15th Floor, East Rutherford, New Jersey 07073.

REGULATORY AFFAIRS COMMITTEE
William B. Korb, Chairperson
Rosina B. Dixon, M.D.
Kathryn R. Harrigan

Regulatory Affairs Committee

The Regulatory Affairs Committee, comprised of three independent directors, oversees the Company’s compliance with various Food and Drug Administration and Drug Enforcement Agency regulatory requirements and environmental, health and safety affairs.  Each year the Regulatory Affairs Committee develops a calendar-year annual schedule for the coming year.  The Chair reports the Regulatory Affairs Committee’s actions and recommendations to the full Board following each Regulatory Affairs Committee meeting.  The Regulatory Affairs Committee held four meetings during 2013.

GOVERNANCE COMMITTEE
Leon J. Hendrix, Jr., Chairperson
John R. Miller
Peter G. Tombros
Shlomo Yanai

Governance Committee

The Governance Committee, comprised of four independent directors as defined by the rules and regulations of the SEC, the listing standards of the NYSE and the Company’s Independence Standards for Directors, is responsible for, among other things, (i) reviewing the composition of the Board to assure that the proper skills and experience are represented on the Board, (ii) identifying candidates qualified to become Board members, and recommending to the Board the nominees to stand for election as directors to the Board at Annual Stockholder Meetings and candidates for newly created directorships and vacancies on the Board, (iii) overseeing the annual evaluation of the Board and management and (iv) developing and reviewing corporate governance principles and recommending changes as necessary.  The Charter of the Governance Committee has been adopted by the Committee and approved by the Board.  Each year the Governance Committee develops a calendar-year annual schedule for the coming year.  The Chair reports the Governance Committee’s actions and recommendations to the full Board following each Governance Committee meeting.  The Governance Committee held three meetings in 2013.

Consideration of Director Nominees

Director Qualifications

The Company’s Corporate Governance Guidelines set forth Board membership criteria.  As described above, under these criteria, the Committee seeks to identify a diverse group of candidates for the Board who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders.  The Committee conducts an annual review of the Corporate Governance Guidelines and a self-assessment of the Board.  As part of such review, if necessary, the Committee has the discretion to recommend to the Board a modification to the Board membership criteria and make up.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. In general, directors should not serve on more than four other boards of public companies in addition to the Cambrex Board but current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Cambrex Board.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, and the Governance Committee concludes that the vacancy should be filled, it will consider various candidates for the vacancy. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. The Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. In addition to the standards and qualifications set out in the Company’s Corporate Governance Guidelines, the Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, experience with the Company, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. There are no differences in the manner in which the Governance Committee evaluates nominees for director based on whether or not the nominee is recommended by a stockholder.

Stockholder Nominees

The Governance Committee will consider nominees recommended by stockholders. Such recommendations for the 2015 Annual Meeting should be sent to the Corporate Secretary of the Company in accordance with the procedures described under the heading “Stockholder Proposals for 2015.”  Nominees recommended by stockholders receive the same consideration as any other proposed nominees.

AUDIT COMMITTEE
Peter G. Tombros, Chairperson
Kathryn R. Harrigan
Ilan Kaufthal
William B. Korb

Audit Committee

The Audit Committee consists of four independent directors.  The Board has determined that each member of the Audit Committee (i) is independent within the meaning of the rules and regulations of the SEC, the NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) satisfies the financial literacy requirements of the NYSE listing standards. Further, the Board has determined that at least one member of the Audit Committee satisfies the financial expertise requirements of the NYSE listing standards. The Board has also determined that Mr. Peter G. Tombros, Audit Committee Chairperson, is an Audit Committee Financial Expert, as that term is defined by current SEC rules.

The role of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the integrity of the Company’s financial reporting process; (ii) the Company’s systems of internal accounting and financial controls; (iii) the annual independent audit of the Company’s financial statements; (iv) the independent registered public accountant’s qualifications and independence; and (v) the Company’s compliance with legal and regulatory requirements. The Audit Committee’s role is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the Company’s independent registered public accountants are responsible for auditing those financial statements.

Each year the Audit Committee develops a calendar-year annual schedule for the coming year.  The Chair reports the Audit Committee’s actions and recommendations to the full Board following each Audit Committee meeting.  The Audit Committee met four times in 2013. The Audit Committee met individually with management, with BDO, the Company’s independent registered public accountants, and with the Company’s outsourced internal auditors, as appropriate.

The Audit Committee reviewed and had discussions with Company management and BDO regarding the quarterly and annual financial statements, including a discussion of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed and had discussions with BDO regarding the matters required to be discussed by Auditing Standard No. 16. Further, the Audit Committee received the written disclosures and the letter from BDO required by Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees) and has discussed such disclosures and letter with representatives of BDO regarding its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

COMPENSATION COMMITTEE
Rosina B. Dixon, M.D., Chairperson
Leon J. Hendrix, Jr.
Ilan Kaufthal
John R. Miller

Compensation Committee

The Compensation Committee, comprised of four independent directors, conducts reviews of the Company’s general and executive compensation policies and strategies and oversees and evaluates the Company’s overall compensation structure and programs. The Board has determined that each member of the Compensation Committee is (i) independent within the meaning of the rules and regulations of the SEC, NYSE listing standards and the Company’s Independence Standards for Directors; and (ii) is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”).  Each year the Compensation Committee develops a calendar-year annual schedule for the coming year.  The Chair reports the Compensation Committee’s actions and recommendations to the full Board following each Compensation Committee meeting.  The Compensation Committee held five meetings during 2013.

The Compensation Committee’s role is to work with executive management in developing a compensation philosophy.  The Compensation Committee determines compensation for the President and Chief Executive Officer and reviews and approves compensation and bonus programs for all senior executives.  Compensation recommendations for senior executives other than the President and Chief Executive Officer are initiated by the President and Chief Executive Officer for discussion and decision by the Committee.  The Compensation Committee also oversees the Company’s general employee benefit programs, including the Company’s employee equity plans.  The Compensation Committee also annually conducts a self-evaluation of its own performance for the prior year in order to encourage continuous improvement.  For its self-evaluation the Compensation Committee referred to materials provided by the Governance Committee.  The Compensation Committee conducts these reviews and the self-evaluation annually.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2013 were Rosina B. Dixon, Leon J. Hendrix, Jr., Ilan Kaufthal and John R. Miller, each of whom is a non-employee independent director.  No member of the Compensation Committee had any direct or indirect material interest in a transaction of the Company or a business relationship with the Company, in each case that would require disclosure under Item 407 of Regulation S-K or any other rules or regulations of the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Report is provided by the following independent and outside directors who comprise the Compensation Committee.

Rosina B. Dixon, M.D., Chairperson
Leon J. Hendrix, Jr.
Ilan Kaufthal
John R. Miller

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our executive compensation program and compensation decisions made for the fiscal year ended 2013.  This discussion relates to the executive officers named in the Summary Compensation Table included within the Compensation and Discussion Analysis section of the Proxy Statement.  We refer to these officers as the “Named Executive Officers.”

The following discussion includes statements regarding performance targets with respect to our executive compensation program.  These targets and goals are disclosed in the limited context of Cambrex’s compensation programs and should not be interpreted to be statements of management’s expectations or estimates of results or other guidance. Cambrex specifically cautions investors not to apply these statements to other contexts.

Objectives of our Executive Compensation Program

The objectives of our executive compensation program are as follows:

•	Competitive Compensation Package. In order to attract, motivate and retain high-quality executives with the requisite skills and abilities to enable the Company to achieve superior results, we seek to provide a total compensation package, including base salary, cash incentives and long-term equity-based awards, that is competitive relative to our peer group for the markets in which Cambrex competes for executive talent.

•	Reward performance. We place a strong emphasis on results, and therefore a significant portion of our executives’ compensation package is performance-based compensation, including cash incentives and long-term equity-based awards, which are designed to reward executives for achievement of the Company’s goals, as well as the executives’ contributions to the achievement of those goals.

•	Align the interests of our executives with those of our shareholders. A significant portion of our compensation program is in the form of long-term equity-based awards, which serve to align the interests of our executives with those of our shareholders by rewarding executives for increasing shareholder value.

Determination of Competitive Compensation

The Compensation Committee determines the compensation of our President and Chief Executive Officer, as well as the compensation of our other Named Executive Officers.  Our President and Chief Executive Officer provides recommendations to the Compensation Committee on the compensation of the Named Executive Officers (other than for himself), and consults with the Compensation Committee regarding such recommendations.  Also, particularly in relation to the determination of the key elements of our compensation program, our Chief Financial Officer, our General Counsel and lead human resources executive assist our President and Chief Executive Officer in preparing recommendations to the Compensation Committee.  Further, the human resources department assembles compensation information relating to the Named Executive Officers, including information about the compensation practices at our peer group companies, for the Compensation Committee’s consideration.  Also, as discussed in more detail below, the Compensation Committee periodically has engaged an independent compensation consultant to provide the Compensation Committee with market compensation data.

In determining or otherwise assessing recommendations for compensation, the Compensation Committee reviews each Named Executive Officer’s total compensation package.  Elements considered include salaries, target annual and long-term incentives, retirement benefits, severance arrangements and change of control arrangements, to ensure their appropriateness in light of the Company’s strategic goals, the Named Executive Officer’s contributions to the Company’s performance, benchmarking data, and economic and market conditions.  As part of establishing compensation policies and making compensation determinations, the Compensation Committee also considers feedback received from our shareholders, which includes the results of the advisory votes at our most recent annual meeting.  The Compensation Committee considered the favorable results of the 2012 shareholder advisory vote on executive compensation as one of several factors in maintaining the overall design of our executive compensation program for 2013.   As supported by our stockholders, the Board has determined to hold a vote annually on our executive compensation program until the next frequency vote.

Compensation Consultants and Peer Group Comparison Data

For 2013 the Company’s human resources department updated benchmark data that had been prepared for the Compensation Committee for 2012 by James F. Reda & Associates, LLC, an independent compensation consultant, to aid in analyzing our executive compensation program and executive compensation decisions, including, more particularly, helping us compile and review benchmark data from companies in our peer group to ensure that our executive compensation program is competitive and in line with market practice among our peer group.

After considering a variety of factors, including the updated compensation information prepared by the Company’s human resources department, as well as with input from the President and Chief Executive Officer and Chief Financial Officer, the Compensation Committee determined the applicable 2013 benchmarking targets.  For 2013, the Compensation Committee concluded that for each of our Named Executive Officers it was appropriate to evaluate total direct compensation targets (i.e., salary, annual cash incentives and long-term equity-based compensation) against the compensation of similarly situated executives at companies within a specified peer group.  The Compensation Committee considers the executive’s experience, qualifications, historical performance and other factors when determining whether compensation targets should be below, at, or above the peer group median for each Named Executive Officer.  The peer group for 2013 consisted of the following 16 publicly-traded life sciences companies that are similar in size, as determined by revenues, to the Company:

Aceto Corporation	Genomic Health Inc.
Affymetrix Inc.	Hi Tech Pharmacal Co. Inc
Akorn Inc.	Luminex Corporation
Albany Molecular Research, Inc.	Nutraceutical International Corporation
American Vanguard Corporation	Omnicell, Inc.
Balchem Corporation	Prestige Brands Holdings, Inc.
Depomed Inc.	Techne Corporation
Emergent Biosolutions Inc.	ViroPharma Incorporated

The composition of the peer group in 2013 was unchanged from the peer group used in 2012, except that one company (Gen-Probe Incorporated) included in the peer group for 2012 was subsequently acquired and thus its compensation information ceased to be publicly available.

Elements of Compensation

The following summarizes the various elements of the total compensation package of our executives, including the Named Executive Officers:

Base Salary

In order to retain highly qualified executives, the Compensation Committee reviews the base salaries of our Named Executive Officers annually to ensure they are competitive and fairly compensate the Named Executive Officers for their roles with the Company.  The Compensation Committee generally targets a base salary level for each Named Executive Officer at or near the median base salary of similarly situated executives of our peer group of companies, but also considers, on a subjective basis, the Named Executive Officer’s effectiveness in his role, the overall nature, level and complexity of his responsibilities, and his tenure in the role.  The Compensation Committee also considers the recommendations of the Chief Executive Officer (other than for his own base salary).

After considering the factors described above, in April, 2013, the Compensation Committee approved a base salary increase for Mr. Klosk from $500,000 to $550,000.  This increase took effect on May 1, 2013, approximately 18 months from Mr. Klosk’s last adjustment.

Performance-Based Compensation

Annual performance-based compensation and long-term equity or equity-based incentive awards comprise a significant portion of the compensation we pay to our Named Executive Officers.  These compensation components are essential to our pay-for-performance philosophy, which seeks to base compensation on (i) the level of achievement of the Company’s strategic and financial goals (as well as a Named Executive Officer’s contributions towards the achievement of those goals), and (ii) the creation of shareholder value over the long-term.

Annual Cash Incentive Awards

Each year the Compensation Committee, in consultation with the President and Chief Executive Officer and the Chief Financial Officer, establishes performance metrics and related targets for the Company’s Named Executive Officers.  At year end, the attainment of results, measured against the Named Executive Officers’ targets, is reviewed by the Compensation Committee.

The following table reflects the minimum, target and maximum levels for the Company-based performance metrics used in calculating 2013 incentive awards for Messrs. Klosk, Cavanagh, Sargen, Russolo and Magnini:

($ in millions)
Performance Metric	Minimum	Target	Maximum	Weight
Revenue Growth	8.5%	10.5%	12.5%	20%
EBITDA	$61.0	$64.0	$67.0	50%
Net Debt	$63.5	$58.5	$53.5	30%

The “Revenue Growth” metrics set forth in the table above were based on the Company’s 2012 revenue amount, excluding, in each case, the impact of changes in foreign exchange rates.  EBITDA is defined as the Company’s operating profit from continuing operations plus depreciation and amortization plus 51% of Zenara Pharma’s EBITDA, an unconsolidated entity in which the Company owns a 51% stake. Net Debt is defined as the Company’s debt less cash and cash equivalents and reflects the average of the net debt balance at the end of each calendar quarter within 2013.  All metrics exclude any restructuring costs and the impact of acquired or divested companies during the year and related transaction costs.

The amount of each Named Executive Officer’s annual cash incentive compensation is based on a percentage of the Named Executive Officer’s base salary, prorated for the weight accorded to each metric. For performance below the minimum threshold, no incentive award is paid.  If minimum threshold performance is achieved, up to 40% of each Named Executive Officer’s base salary would generally be payable as an annual cash incentive award; up to 60% of base salary would generally be payable if performance met the target threshold; and up to 200% of base salary would generally be payable if performance met or exceeded the maximum threshold.  For performance levels between thresholds, the potential award percentage for each metric is interpolated on a straight line basis.  The Compensation Committee retains discretion to adjust downward the payout under the annual cash incentive plan based on its subjective assessment of the Company’s and/or the individual Named Executive Officer’s performance for the year.  The Compensation Committee does not establish formal goals or objectives for the Named Executive Officers with regard to individual performance.  For 2013 the Compensation Committee did not make any discretionary negative adjustments to the annual cash incentive awards.

For 2013, the Company’s Revenue exceeded the maximum goal, EBITDA was between the target goal and the maximum goal, and Net Debt was between the target goal and the minimum threshold.  This overall performance yielded an annual cash incentive award of 147% of base salary for the following Named Executive Officers in the amounts shown:  Mr. Klosk – $807,800, Mr. Cavanagh – $605,900, Mr. Sargen – $587,525, Mr. Russolo – $366,200 and Mr. Magnini – $359,200.  Targets for Messrs. Russolo and Magnini were weighted 70% for Cambrex consolidated results as described above, and 30% for various metrics related to generic APIs.  Minimum targets were not achieved, and as such no award was made, with respect to the generic API metrics.

Long Term Incentive Awards

The Compensation Committee views long-term incentive awards as an integral component of our compensation program, promoting executive retention and creation of long-term shareholder value by aligning the interests of Named Executive Officers with those of our shareholders.  The Compensation Committee uses the median of long-term incentive awards granted by the peer group as a reference point when evaluating long-term incentive awards as part of the Named Executive Officers’ overall compensation.  While the peer group data for the Named Executive Officer’s position is the key factor in determining the amount of long-term incentive awards, the Compensation Committee also considers such factors as the Named Executive Officer’s effectiveness in his role, the amounts of prior awards, the overall nature, level and complexity of his responsibilities, his tenure in the role, and to the extent that it is a limiting factor, the number of shares available to be granted under shareholder approved equity incentive plans.

Messrs. Klosk, Cavanagh, Sargen and Magnini each received long-term equity-based incentive awards in 2013.  These awards consisted of stock options and stock-settled performance share units (“PSUs”) granted under the Company’s 2009 Long Term Incentive Plan.  The Compensation Committee chose to grant stock options to provide these Named Executive Officers with an incentive to drive long-term appreciation in the value of the Company’s stock for the benefit of shareholders.  Stock options provide value to the recipient only if the price of the Company’s Common Stock increases above the option’s exercise price, which is set at the fair market value of the Common Stock on the date of the grant.  The Compensation Committee also chose to grant PSUs to reward these Named Executive Officers for relative performance compared to the performance of publicly-traded life sciences companies competing in the same industry as the Company.  Typically, our PSUs are based on three-year performance measures and are not paid out until after the third anniversary of the grant date.  Our stock options generally vest in equal increments over a four-year period at each annual anniversary of the grant date.  These vesting schedules apply to the PSUs and stock options granted in 2013.  Both stock options and PSUs are subject to a Named Executive Officer’s continued employment through the applicable vesting date, but may sooner vest in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control or, in the case of PSUs, in the event of termination under certain circumstances of the grantee’s employment.

In October 2013, Messrs. Klosk, Cavanagh, Sargen, and Magnini received grants of 80,000 stock options, 40,000 stock options, 30,000 stock options, and 15,000 stock options, respectively, each with an exercise price set at $16.91.  The Company sets exercise prices for each option grant at the mean price between the daily high and low trading prices for its Common Stock on the option’s grant date.

The 2013 PSU awards provide the Named Executive Officer the right to receive a certain number of shares of the Company’s Common Stock in the future, the amount of which depends on the Company’s level of achievement of revenue growth and EBITDA growth as compared to the revenue growth and EBITDA growth of the members of a specified peer group of companies over a specified performance period.  For purposes of the PSU awards made to Named Executive Officers in 2013, the peer group against which Cambrex’s performance will be measured generally consists of those companies with 2012 revenues between ten percent (10%) and seven hundred and fifty percent (750%) of the Company’s 2012 revenues that are contained in GICS Code 352030, Life Sciences Tools and Services, as of the first day of the month in which an award was granted.  The Compensation Committee determined that this group of companies was appropriate for the PSU awards because it consists of small capitalization U.S. public life sciences companies similar to Cambrex.

In October 2013, the Company granted PSU awards for up to a maximum of the following number of shares of our Common Stock to the following Named Executive Officers: Mr. Klosk – 80,000 shares; Mr. Cavanagh – 40,000 shares; and Mr. Sargen – 30,000 shares.  The period for measuring performance for the PSUs is generally the one-year period beginning on the second anniversary of the first day of the month in which an award was granted.  The components for measuring performance are Revenue and EBITDA. Each of these performance metrics is weighted at 50%.  Revenue and EBITDA during this one-year period are compared to the one-year period ending the month before the grant date.  The grantee will earn up to 25% of the maximum value of the award if the Company, performs at the 25th percentile of the peer companies, up to 50% of the maximum value of the award if the Company performs at the 50th percentile and up to 100% of the maximum value of the award if it performs at the 75th percentile.  For performance levels between thresholds, the amount payable under the award is determined by interpolating on a straight line basis between the higher and lower thresholds.  If the Company’s performance falls below the 25th percentile for revenue growth or EBITDA growth over the three-year period, the grantee will receive no payment under the award in respect of such metric.  The maximum value of the award would be payable in the event that the Company performed at or above the 75th percentile for both metrics over the three-year period.

Severance and Change of Control Agreements

Cambrex has entered into employment and change of control agreements with certain Named Executive Officers, which are discussed in detail below in the section entitled “Potential Payments Upon Termination or Change of Control.”  Also detailed in that section are the potential payouts for each of the Named Executive Officers under a variety of potential termination scenarios covered by the agreements.  Those potential payouts are part of the total compensation package for each Named Executive Officer reviewed by the Compensation Committee each year.  The agreements also facilitate the establishment of restrictive covenants, including non-competition agreements, that bind Named Executive Officers and which may not otherwise be part of the employment relationship.  The Company did not amend any existing employment or change of control agreements with any Named Executive Officers in 2013.

Deferred Compensation Plan

The Non-qualified Deferred Compensation Plan for Key Executives (“Deferred Plan”) was indefinitely suspended by the Board in December 2011.  The Deferred Plan is not funded by the Company.  Mr. Klosk is the only Named Executive Officer who has a balance under the Deferred Plan due to deferrals prior to Plan suspension in 2011.

Savings Plan

The Company maintains the Cambrex Corporation Savings Plan (the “Savings Plan”), which is a defined contribution retirement savings plan intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”).  Cambrex’s U.S.-based employees are able to defer up to the lesser of 50% of their annual salary or the limit prescribed by the Code to the Savings Plan on a pre-tax basis.  The Company matches 100% of the first 3% and 50% of the next 3% of a participant’s pay that he or she defers.  The Company’s matching contributions vest in 20% increments over the first five years of a participant’s employment with the Company.  Messrs. Klosk, Cavanagh and Sargen each participates in the Savings Plan.

Tax Considerations

Section 162(m) of the Code generally limits to $1 million the amount of non-performance-based compensation that Cambrex may deduct in any calendar year for its President and Chief Executive Officer and the three highest paid Named Executive Officers other than the Chief Financial Officer.  In determining awards as part of our compensation program, the Compensation Committee takes into account the availability of a tax deduction for the awards but it views tax deductibility as only one of several factors that bear upon the appropriateness of particular compensation decisions.  The Compensation Committee reserves the right to grant awards that may be nondeductible in whole or in part where it determines that the award is otherwise consistent with the Company’s compensation philosophy and the interests of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows for fiscal years 2013, 2012, and 2011 the compensation awarded, paid to, or earned by the Named Executive Officers.

Name and Principal Position	Year	Salary[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value[5] ($)	All Other Compensation[6] ($)	Total Compensation
Steven M. Klosk	2013	$533,333	$676,200	$691,408	$807,800	$(30,871)	$11,475	$2,689,345
President & Chief Executive Officer	2012	$500,000	$498,400	$571,224	$1,000,000	$60,127	$11,250	$2,641,001
	2011	$460,032	$286,000	$328,770	$715,217	$78,555	$11,025	$1,879,599
Shawn P. Cavanagh	2013	$412,500	$338,100	$345,704	$605,900	$(20,031)	$26,175	$1,708,348
Executive Vice President and Chief Operating Officer	2012	$390,625	$249,200	$285,612	$825,000	$20,582	$11,250	$1,782,269
	2011	$359,375	$300,100	$333,432	$536,413	$25,039	$8,575	$1,562,934
Gregory P. Sargen	2013	$400,000	$253,575	$259,278	$587,525	$0	$11,475	$1,511,853
Executive Vice President and Chief Financial Officer	2012	$379,583	$186,900	$214,209	$800,000	$0	$11,046	$1,591,738
	2011	$363,056	$143,000	$82,193	$522,108	$0	$11,025	$1,121,382
Aldo Magnini[7]	2013	$338,666	$0	$129,639	$497,500	$0	$37,983	$1,003,788
Managing Director, Cambrex Profarmaco	2012	$316,554	$0	$107,105	$655,605	$0	$31,912	$1,111,176
	2011	$334,008	$0	$65,754	$477,765	$0	$32,261	$909,788
Paolo Russolo[7]	2013	$345,306	$0	$0	$507,255	$0	$34,530	$887,091
President, Cambrex Profarmaco	2012	$334,230	$0	$0	$668,460	$0	$101,918	$1,104,608
	2011	$361,842	$0	$0	$517,579	$0	$108,155	$987,576

[1]	Salary. Cambrex’s fiscal year ends December 31. Effective May 1, 2013 Mr. Klosk received a salary increase in the amount of $50,000 to $550,000.

[2]	Stock Awards. Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB Topic 718. For 2013, amounts for Messrs. Klosk, Cavanagh and Sargen include the grant date fair value at the target level of stock-settled PSUs which they have the opportunity to earn based on the Company achieving median performance for Sales and EBITDA growth over a three year period as measured against a peer group. The value of Mr. Klosk’s, Mr. Cavanagh’s and Mr. Sargen’s 2013 PSUs represents the grant date value of 40,000, 20,000 and 15,000 shares, respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of units that can be earned at different levels of performance.

[3]	Option Awards. Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB Topic 718. The award values are calculated as of the grant date based on the number of options granted using a Black-Scholes calculation of fair value that the Company uses to calculate compensation expense. The assumptions for the valuation are set forth in Note 15 of the Company’s financial statements included in the Form 10-K filed with the SEC on February 11, 2014.

[4]	Non-Equity Incentive Plan Compensation. The 2013 amounts reflect the entire annual cash incentive plan awards paid in February 2014 for fiscal year 2013 performance.

[5]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. This column shows the aggregate change in the actuarial present value of Mr. Klosk’s and Mr. Cavanagh’s accumulated benefits under all of our defined benefit pension plans. Benefits earned under Cambrex’s Qualified Plan and SERP were frozen in 2007 for all participants, and therefore amounts included within this column represent only the change in discounted present values of benefits due to changes in long term interest rates or other actuarial assumptions. Mr. Cavanagh has accumulated benefits under the Qualified Plan based on his tenure with the Company prior to 2007. For more information regarding accrued benefits under our pension plans, see the “Pension Benefits” table.

[6]	All Other Compensation. For 2013, the amounts shown include the following benefits provided to the Named Executive Officers: For Messrs. Klosk and Sargen includes savings plan match of $11,475. For Mr. Cavanagh includes savings plan match of $11,475 and $14,700 reimbursement for personal expenses. For Mr. Magnini, includes insurance premiums of €9,100 ($12,086), and automobile allowance of €19,500 ($25,898). For Mr. Russolo, includes insurance premiums of €5,600 ($7,437), and automobile allowance of €20,400 ($27,093).

[7]	For purposes of computing all compensation amounts for Messrs. Magnini and Russolo, we used an average exchange rate of 1.3281 dollars per euro for calendar year 2013, 1.2855 dollars per euro for calendar year 2012, and 1.3917 for calendar year 2011.

Grant of Plan-Based Awards Table

The following table contains information concerning each grant of an award made to each of the Named Executive Officers for 2013 under any plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($/Sh)	Grant Date Closing Price of Shares Underlying Awards[4] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven M. Klosk			$220,000	$330,000	$1,100,000
	PSU	10/28/13				20,000	40,000	80,000				$676,200
Stock Options		10/28/13							80,000	$16.91	$17.01	$691,408
Shawn P. Cavanagh			$165,000	$247,500	$825,000
	PSU	10/28/13				10,000	20,000	40,000				$338,100
Stock Options		10/28/13							40,000	$16.91	$17.01	$345,704
Gregory P. Sargen			$160,000	$240,000	$800,000
	PSU	10/28/13				7,500	15,000	30,000				$253,575
Stock Options		10/28/13							30,000	$16.91	$17.01	$259,278
Aldo Magnini			$135,466	$203,199	$677,331
Stock Options		10/28/13							15,000	$16.91	$17.01	$129,639
Paolo Russolo			$138,122	$207,184	$690,612

[1]	Non-Equity Incentive Plan amounts reflect threshold, target and maximum award amounts established for fiscal year 2013 under the Company’s annual cash incentive plan. Non-Equity Incentive Plan awards for Messrs. Russolo and Magnini were calculated using the average exchange rate of 1.3281 dollars per euro for calendar year 2013. The actual amounts earned for 2013 performance and paid in February of 2014 are reported on the Summary Compensation Table. Information on the performance metrics applicable to these awards under our annual cash incentive plan is included in the “Annual Cash Incentive Awards” section of the Compensation Discussion and Analysis.

[2]	Equity Incentive Plan Awards reflects the share-settled performance share units (“PSU”) granted to Messrs. Klosk, Cavanagh and Sargen on October 28, 2013. Details of the performance criteria are included in the “Long-Term Incentive Awards” section of the Compensation Discussion and Analysis.

[3]	Option exercise price is calculated as an average of the high and low trading price of the Company’s Common Stock on the date that the option is awarded.

[4]	Represents grant date value of stock awards and closing price of shares underlying option grants. The company determines option exercise price using the average of the high and low trading price of the Company’s Common Stock on the date the option is awarded.

[5]	Amounts reflect the aggregate grant date fair value of the awards computed in accordance with FASB Topic 718. For 2013, amounts shown for Messrs. Klosk, Cavanagh and Sargen include the grant date fair value of PSUs, which each executive has the opportunity to earn based on the Company achieving the target, or 50th percentile, performance level for revenue growth and EBITDA growth over a three-year period as measured against a peer group. The value of Mr. Klosk’s, Mr. Cavanagh’s and Mr. Sargen’s PSU awards represents the grant date value at the target level of 40,000, 20,000 and 15,000 shares, respectively. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of shares that can be earned at different levels of performance. Stock option awards values are calculated using the Black-Scholes value used to calculate compensation expense. The assumptions for the valuation are set forth in Note 15 of the Company’s financial statements included in the Form 10-K filed with the SEC on February 11, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses information regarding stock options, stock that has not vested and equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2013.

	Option Awards					Stock Awards
		Number of Shares Underlying unexercised Options (#)				Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[3]
Name	Grant Date	Exercisable	Unexercisable[1]	Option Exercise Price[2]	Option Expiration Date
Steven M. Klosk	07/26/07	10,000		$13.7500	07/26/14
	05/14/08	132,159		$5.6050	05/14/15
	04/21/10	112,500	37,500	$4.3800	04/21/17
	10/18/11	50,000	50,000	$5.7200	10/18/18	50,000	$891,500
	10/24/12	20,000	60,000	$12.4600	10/24/19	40,000	$713,200
	10/28/13		80,000	$16.9050	10/28/20	40,000	$713,200
Shawn P. Cavanagh	01/27/11	37,500	37,500	$5.1150	01/27/18
	04/27/11					25,000	$445,750
	10/18/11	17,500	17,500	$5.7200	10/18/18	30,000	$534,900
	10/24/12	10,000	30,000	$12.4600	10/24/19	20,000	$356,600
	10/28/13		40,000	$16.9050	10/28/20	20,000	$356,600
Gregory P. Sargen	07/26/07	8,500		$13.7500	07/26/14
	04/23/08	80,000		$5.5100	04/23/15
	04/21/10	37,500	12,500	$4.3800	04/21/17
	10/18/11	12,500	12,500	$5.7200	10/18/18	25,000	$445,750
	10/24/12	7,500	22,500	$12.4600	10/24/19	15,000	$267,450
	10/28/13		30,000	$16.9050	10/28/20	15,000	$267,450
Aldo Magnini	07/26/07	6,000		$13.7500	07/26/14
	10/28/09	25,000		$6.1600	10/28/16
	10/18/11	10,000	10,000	$5.7200	10/18/18
	10/24/12	3,750	11,250	$12.4600	10/24/19
	10/28/13		15,000	$16.9050	10/28/20
Paolo Russolo[4]

[1]	All stock options vest in four equal annual installments beginning on the first anniversary of the grant date (i.e., 25% per year).

[2]	The exercise price of option awards is calculated as an average of the high and low trading price of the Company’s Common Stock on the date that the Compensation Committee approved the grant.

[3]	Market value, and the number of shares in the preceding column, assumes achievement of the median performance criteria applicable to the performance share units. The value is determined using the closing price of the Company’s Common Stock on December 31, 2013 ($17.83). For the cash-settled PSUs granted on April 27, 2011, Mr. Cavanagh can receive a maximum award of the cash value of up to 50,000 shares dependent on the Company’s level of revenue and EBITDA growth over a three year period beginning April 1, 2011, as compared to an index of peer companies. If performance is at the median of the peer group, Mr. Cavanagh will receive the cash value of 25,000 shares. If performance is below the minimum threshold, there will be no award. For the cash-settled PSUs granted on October 18, 2011, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of the cash value of up to 100,000, 60,000 and 50,000 shares respectively, dependent on the Company’s level of revenue and EBITDA growth over a three year period beginning October 1, 2011, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive the cash value of 50,000, 30,000 and 25,000 shares respectively. If performance is below the minimum threshold, there will be no award. For the share-settled PSUs granted on October 24, 2012 and October 28, 2013, Messrs. Klosk, Cavanagh and Sargen can receive a maximum award of up to 80,000, 40,000 and 30,000 respectively, dependent on the Company’s level of revenue and EBITDA growth over a three year period beginning October 1, 2012 and October 1, 2013 respectively, as compared to an index of peer companies. If performance is at the median of the peer group, Messrs. Klosk, Cavanagh and Sargen will receive 40,000, 20,000 and 15,000 shares respectively. If performance is below the minimum threshold, there will be no award. The Long Term Incentive Awards section within the Compensation Discussion and Analysis section of this document includes further explanation of PSUs and refers to the number of units that can be earned at the 75th percentile level, the maximum, while amounts reflected above are at the 50th percentile, or median level of performance.

[4]	Mr. Russolo had no outstanding equity awards as of December 31, 2013.

Option Exercises and Stock Vested

The following table discloses each exercise of stock options, and each vesting of time-vesting restricted stock units (which the Company granted in February 2010 and which vest in three equal installments on each of the first three anniversaries of grant date) and, for Mr. Klosk, PSUs during fiscal year 2013 for each Named Executive Officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Steven M. Klosk[3]	26,341	$43,053	9,959	$120,305
Shawn P. Cavanagh	-	$-	-	$-
Gregory P. Sargen[4]	22,500	$283,963	45,643	$577,263
Aldo Magnini	-	$-	5,400	$65,232
Paolo Russolo	102,000	$926,848	6,530	$78,882

[1]	Value based upon the market value of underlying securities at exercise less the exercise price.

[2]	Value estimates are based on the closing stock price of shares of the Company’s Common Stock on the date each award vested.

[3]	For Mr. Klosk Option Awards includes 17,841 Incentive Stock Options (ISO) granted on May 14, 2008 and exercised on November 21, 2013. The exercise of an ISO generally does not result in ordinary income taxable for regular federal income tax purposes unless the employee sells the ISO shares within two years of the grant date or one year of the exercise date.

[4]	For Mr. Sargen Stock Awards includes 7,561 RSUs that vested on February 1, 2013 and 38,082 cash-settled PSUs that vested on March 31, 2013. Value is based on the fair value of the Company’s Common Stock on the vesting date.

Pension Benefits

The following table shows the pension benefits of the Named Executive Officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)[1]	Payments During Last Fiscal Year ($)[2]
Steven M. Klosk	The Qualified Plan	15	$301,989	$-
	SERP	15	$270,273	$55,566
Shawn P. Cavanagh [3]	The Qualified Plan	8	$98,856	$-
	SERP	-	$-	$-
Gregory P. Sargen [4]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-
Aldo Magnini [4]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-
Paolo Russolo [4]	The Qualified Plan	-	$-	$-
	SERP	-	$-	$-

[1]	Accrued benefit payments for The Qualified Plan are in the form of a single life annuity as of age 65 (Normal Retirement). Assumptions used to calculate Present Value: 4.80% discount rate and RP 2000 static PPA mortality table as prescribed by the IRS.

[2]	In accordance with the terms of the SERP, Mr. Klosk received the fifth of 10 equal annual installments of his entire account balance under the SERP in January 2013.

[3]	Mr. Cavanagh participates in The Qualified Plan, but does not have a future or current benefit in the SERP.

[4]	Messrs. Sargen, Magnini and Russolo do not participate in The Qualified Plan or the SERP.

Qualified Plan: Normal retirement age occurs upon the later of the participant reaching age 65 or the fifth anniversary of the date on which a participant commences participation in the plan.  The annual benefit is equal to 1% of the participant’s annual pay during each year of participation plus 0.6% of the amount of the participant’s annual pay above the Social Security wage base for each year.  For this purpose, Social Security covered compensation is the 35-year average of the Social Security wage base ending with the year in which the participant reaches age 65.  A participant’s total benefit under the Qualified Plan is equal to the sum of his or her annual benefit for each year of service, subject to the limitations imposed by the Code.  Early retirement is permitted upon the participant’s attainment of at least age 55 and 10 years of eligible service, but, if the participant elects early retirement, the benefit under the Qualified Plan is reduced by 6% for each year the retiree is below age 65.  Benefits under this plan were frozen as of August 2007.

SERP: The benefit formula under the SERP is the same as the formula under the Qualified Plan but applies only to amounts of compensation received in excess of the amount that can be taken into consideration for purposes of the Qualified Plan under the Code.  In July 2008, the Compensation Committee amended the SERP effective January 1, 2009, to pay out accrued pension values immediately if the lump sum value was under $10,000 or, if the value was over $10,000, in 10 equal installments, beginning in January 2009.

Non-Qualified Deferred Compensation

The following table shows the Non-Qualified Deferred Compensation amounts earned by the Named Executive Officers during fiscal year 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Steven M. Klosk	$-	$-	$419,522	$-	$1,584,744

Shawn P. Cavanagh	$-	$-	$-	$-	$-

Gregory P. Sargen	$-	$-	$-	$-	$-

Aldo Magnini	$-	$-	$-	$-	$-

Paolo Russolo	$-	$-	$-	$-	$-

The Board indefinitely suspended deferrals under the Deferred Plan in December 2011.  Prior to that time, under the Deferred Plan, officers and key employees could elect to defer all or any portion of their pre-tax annual bonus and/or annual base salary in excess of an amount equal to the Social Security wage base plus $10,000.  The deferred amount is notionally invested, at the direction of the participant, among investment options that are substantially similar to those offered under the Savings Plan.  Mr. Klosk is the only Named Executive Officer who has a balance under the Deferred Plan due to deferrals prior to Plan suspension in 2011.  A participant’s account balance becomes distributable in January of the year following the year in which the participant’s employment terminates and in a single lump sum upon a change of control.

Potential Payments Upon Termination or Change of Control

Severance Arrangements

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Sargen’s employment is terminated involuntarily other than for Cause, or if he should voluntarily terminate his employment for Good Reason, he will be entitled to receive severance payments equal to his monthly base salary plus continuation of medical benefits for a period of up to nine months or until he secures other comparable employment, whichever occurs sooner.

Pursuant to a letter agreement entered into in connection with the commencement of his employment, in the event that Mr. Cavanagh’s employment is terminated involuntarily other than for Cause, he will be entitled to receive severance payments equal to his monthly base salary for a period of up to twelve months or until he secures other comparable employment, whichever occurs sooner.

For the purposes of these letter agreements, Cause is defined as misconduct, fraud, gross negligence or insubordination.  Good Reason is defined as (i) relocation of the principal place at which the Named Executive Officer’s job duties are to be performed to a location more than 35 miles (or, for Mr. Cavanagh, 50 miles) from their current office location, or (ii) a substantial reduction in responsibilities, authorities or functions from those which were assigned on date of hire, or (iii)  a substantial reduction in base salary or benefits which is not part of a general reduction of substantially all of the officer’s compensation.

Change of Control Agreements

The Company entered into employment agreements with Messrs. Sargen and Russolo in February 2007 and with Mr. Cavanagh in January 2011. These employment agreements were entered into to preserve management stability in the event of a threatened or actual change of control of the Company.

These employment agreements become effective upon a “change of control” of the Company (the “Effective Date”).  For this purpose, “change of control” is defined as: (i) the acquisition by one person or a group of persons of 15% or more of the Company’s outstanding Common Stock or combined voting power; (ii) a change in a majority of the incumbent Board unless approved by the incumbent Board; (iii) approval by the stockholders of a transaction which results in the stockholders of the Company immediately before the transaction not owning at least 50% of the Company’s Common Stock following the transaction, or a liquidation or dissolution of the Company; (iv) the sale of all or substantially all of the assets of the Company; or (v) any other event or series of events determined by the Board to constitute a change of control.

Following a change of control, the Company has agreed to employ each covered employee for a period of two years from the Effective Date (the “Employment Period”) in a commensurate position at a location not more than 35 miles (or, for Mr. Cavanagh, 50 miles) from the location at the time of the change of control at a monthly base salary equivalent to the employee’s highest monthly base salary in the 12 months preceding the change of control.  Each covered employee would be eligible to receive an annual bonus on the same basis as any bonus paid in the fiscal year immediately preceding the change of control.  During the Employment Period, the employee may be terminated for “cause,” which is defined as: (i) personal dishonesty or breach of fiduciary duty involving personal profit; (ii) the commission of a criminal act related to the performance of duties, or the disclosure of confidential information of the Company to a competitor, potential competitor or third party whose interests are adverse to those of the Company; (iii) habitual intoxication by alcohol or drugs during working hours; or (iv) conviction of a felony.

During the Employment Period, a covered employee may terminate his employment for “good reason,” which is defined as: (i) an office relocation of more than 35 miles (or for Mr. Cavanagh 50 miles); (ii) a substantial reduction in base salary, benefits or perquisites; (iii) a substantial reduction in the responsibilities, authorities or functions of the covered employee from those he had during the 90-day period preceding the Effective Date; (iv) a substantial change in the work conditions of the covered employee from such conditions during the 90-day period preceding the Effective Date; or (v) failure to require a successor to assume the Company’s obligations under the agreement.  In addition, under Mr. Sargen’s agreement, any voluntary termination of Mr. Sargen’s employment by him during the 30-day period immediately following the first anniversary of the Effective Date is deemed to be “good reason.”

If a covered employee’s employment is terminated other than for death, disability or cause, or if a covered employee terminates his employment for good reason, the Company must pay to the employee a lump sum in cash within 30 days of the covered employee’s date of termination of the following amount: (i) to the extent not theretofore paid, the covered employee’s base salary, which shall be deemed to equal the higher of the rate in effect on the date of termination or the highest rate in effect during the 90-day period preceding the Effective Date (the “Highest Base Salary”), through termination date; (ii) the product of the highest annual bonus earned by the covered employee during the two fiscal years immediately preceding the date of termination, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is three hundred sixty-five (365); (iii) the product of a fraction, the numerator of which is twenty-four minus the number of whole months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is twelve, multiplied by the employee’s Highest Base Salary; (iv) the product of a fraction, the numerator of which is twenty-four less the number of months the covered employee has been employed following the first anniversary of the Effective Date and the denominator of which is twelve, multiplied by the highest annual bonus earned by the employee during the prior two years (or, until an annual bonus has been earned, his target bonus); and (v) all previously deferred compensation plus any interest thereon and any accrued but unused vacation.  In addition, following a qualifying termination, the Company will continue all benefits to the affected covered employee and his family for the balance of the Employment Period (or for such longer period as an applicable plan, program, practice or policy may provide), and all outstanding equity awards will vest and become exercisable upon such termination.

The employment agreements also contain non-competition and non-disclosure of confidential information restrictions.  Further, with respect to Mr. Sargen, the change of control employment agreement also provides for a gross-up of any taxes due under section 4999 of the Code.  In the event that any lump sum cash payment payable to Mr. Sargen is required to be deferred in order to avoid adverse consequences under section 409A of the Code, such payments will accrue interest at the rate of prime plus 1%.

Equity Incentive Awards

Equity-based incentive awards granted to our Named Executive Officers will vest in whole (in the case of stock options) or in part (in the case of PSUs) upon a change of control, as described in the notes to the tables below.  Additionally, as reflected in the tables below, equity awards may vest upon a termination of a Named Executive Officer’s employment under specified circumstances.

Estimated Payments Upon Termination or Change of Control
On December 31, 2013

All estimates below assume a qualifying termination and/or change of control on December 31, 2014, the last day of our 2014 fiscal year.

Steven M. Klosk1

Payments & Benefits	Involuntary Termination Not for Cause	Voluntary Termination For Good Reason	Termination for Cause	Termination Upon Death	Termination Upon Disability	Retirement	Termination After Change of Control

Stock Options[2]	$-	$-	$-	$-	$-	$-	$573,050
PSU Awards[3]	$776,141	$-	$-	$-	$-	$-	$776,141
Nonqualified Deferred Compensation[4]	$1,584,744	$1,584,744	$1,584,744	$1,584,744	$1,584,744	$1,584,744	$1,584,744
Total	$2,360,885	$1,584,744	$1,584,744	$1,584,744	$1,584,744	$1,584,744	$2,933,935

1	In May of 2008, Mr. Klosk entered into an agreement with Cambrex to retire his Change of Control Agreement. Mr. Klosk is no longer covered by any employment agreement or change of control agreement.

2	The present value of the unvested portion of stock options is calculated using the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

3	If Mr. Klosk’s employment is terminated other than for cause (as defined in the PSU award), the vesting of Mr. Klosk’s PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the amount of shares expected to vest, 36,000 shares for the October 24, 2012 grant and 40,000 shares for the October 28, 2013 grant, at the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

4	Amount reflects nonqualified deferred compensation balance as of December 31, 2013.

Shawn P. Cavanagh

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control[1]

Cash Severance	$453,750	$2,028,462
PSU Awards[2]	$388,070	$-
Total	841,820	$2,028,462

[1]	Mr. Cavanagh’s employment agreement provides that payments payable under the agreement or otherwise will be reduced to the extent necessary to avoid the imposition of excise taxes under Section 4999 of the Code.

[2]	If Mr. Cavanagh’s employment is terminated other than for cause (as defined in the PSU award), the vesting of Mr. Cavanagh’s PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the number of shares expected to vest, 18,000 for the October 24, 2012 grant and 20,000 for the October 28, 2013, at the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

Gregory P. Sargen1

Payments & Benefits	Involuntary Termination Not for Cause	Voluntary Termination For Good Reason	Termination After Change of Control

Cash Severance	$322,500	$322,500	$2,460,000
Pro Rata Bonus	$-	$-	$800,000
Stock Options[2]	$-	$-	$177,050
PSU Awards[3]	$291,053	$-	$291,053
Health Care Benefits	$14,065	$14,065	$31,867
Savings Plan Benefits	$-	$-	$23,400
Life Insurance Proceeds/Disability Benefits	$-	$-	$2,110
Tax Gross-Up4	$-	$-	$1,692,996
Total	627,618	336,565	$5,478,476

[1]	Estimates assume that Mr. Sargen’s employment is terminated on December 31, 2014, and that he is entitled to a 12 month pro rata bonus, which otherwise would not be earned until paid.

[2]	The present value of the unvested portion of stock options is calculated using the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

[3]	If Mr. Sargen’s employment is terminated other than for cause (as defined in the PSU award), the vesting of Mr. Sargen’s PSUs would accelerate, and he would be entitled to a pro-rated payment based on the portion of the number of days that have elapsed during the performance period. The amount of this payment is calculated based on the number of shares expected to vest, 13,500 for the October 24, 2012 grant, and 15,000 for the October 28, 2013 grant, at the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

[4]	The amount shown as the value of the tax gross-up does not reflect any reduction for the value (if any) of the covenant not to compete contained in Mr. Sargen’s employment agreement.

Aldo Magnini

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control

Cash Severance[1]	$744,714	$-
Stock Options[2]	$-	$111,231
Total	$744,714	$111,231

[1]	For purposes of computing base salary the December 31, 2013 exchange rate of 1.3791 dollars per euro was used.

[2]	The present value of the unvested portion of stock options is calculated using the closing price of the Company’s Common Stock on December 31, 2013 ($17.83).

Paolo Russolo1

Payments & Benefits	Involuntary Termination Not for Cause	Termination After Change of Control

Cash Severance[2]	$358,566	$2,151,396
Pro Rata Bonus[2]	$-	$717,132
Health Care Benefits	$-	$15,446
Other Perquisites[3]	$-	$56,267
Total	$358,566	$2,940,241

[1]	Estimates assume that Mr. Russolo’s employment is terminated on December 31, 2014, and that he is entitled to a 12-month pro rata bonus, which otherwise would not be earned until paid.

[2]	For purposes of computing base salary and non-equity incentive awards the December 31, 2013 exchange rate of 1.3791 dollars per euro was used.

[3]	Amount reflects the value for 24 months of automobile benefits.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash Paid in Cash	Stock Awards Awards(1)	All Other Compensation(2)	Total
Rosina B. Dixon	$56,500	$50,000	$30,000	$136,500
Kathryn R. Harrigan	$51,000	$50,000	$30,000	$131,000
Leon J. Hendrix, Jr.	$54,000	$50,000	$30,000	$134,000
Ilan Kaufthal	$50,500	$50,000	$30,000	$130,500
William B. Korb	$55,000	$50,000	$30,000	$135,000
John R. Miller	$200,000	$50,000	$30,000	$280,000
Peter G.Tombros	$57,500	$50,000	$30,000	$137,500
Shlomo Yanai	$170,000	$50,000	$30,000	$250,000

(1)	Stock awards consists of Restricted Stock Units granted on April 26, 2013. Each director was awarded 3,956 shares at $12.64 a share (the average of the highest and lowest trading price of the Company’s common stock as reported on the NYSE on the date of the award.)

(2)	“All Other Compensation” consists of stock options granted on April 25, 2013. Each director was awarded the equivalent of $30,000 based on the grant date fair value. The grant date fair value was calculated using the Black-Scholes option-pricing model and was $12.90 per share.

In fiscal year 2013, directors were paid in accordance with the Company’s non-employee director compensation program, which is as follows:  the compensation for non-employee directors consisted of an annual retainer of $30,000, and the Chair of the Audit Committee received a further annual retainer of $6,000 and the Chairpersons of the Compensation, Governance and Regulatory Affairs Committees each received a further annual retainer of $2,000.  In addition, each non-employee director of the Company except the Non-Executive Chairman and Non-Executive Vice Chairman received (i) $1,000 for each telephonic Board and Committee meeting that he or she attended, except that the Chairpersons of the Compensation, Audit, Regulatory Affairs and Governance Committees each received $1,500 for each telephonic Committee meeting that he or she chaired and (ii) $1,500 for each in-person Board and Committee meeting he or she attended, except that the Chairpersons of the Compensation, Audit, Regulatory Affairs and Governance Committees each received $2,000 for each in-person Committee meeting he or she chaired.  Directors also receive reimbursement for expenses incurred in connection with meeting attendance.  Employees of the Company who are also directors did not receive any separate fees for acting as directors.

Mr. Miller, our Non-Executive Chairman of the Board received $200,000 in cash compensation for 2013 for his service in that capacity.  Shlomo Yanai, our Non-Executive Vice Chairman of the Board received $170,000 in cash compensation for 2013 for his service in that capacity.  Neither Mr. Miller nor Mr. Yanai will receive any separate Board or Committee meeting cash fees.

Members of the Board also participate in the Directors’ Equity Program whereby on the first business day following the annual meeting of the Company’s shareholders, each non-employee director receives an annual award of such number of restricted stock units (in 2013, under the 2012 Equity Incentive Plan for Non-Employee Directors) equivalent in value to $50,000 (determined by dividing $50,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award).  Such restricted stock units do not vest until the date that is six months following the date of grant.

In addition, each non-employee director is awarded an option to purchase a specific number of shares of the Company’s common stock under the 2012 Equity Incentive Plan for Non-Employee Directors.  The number of shares awarded to each non-employee director is based on the value of the option, which is estimated on the date of the grant using the Black-Scholes option-pricing model.  The value of this award was $30,000.  The number of shares awarded varies from director to director due to different assumptions used in the Black-Scholes model for each director.  The expected life assumption in the model varies for each director which was based on the director’s age and retirement date.

The amount of cash retainer, meeting fees, Chair fees, RSU and option awards for each non-employee Board member earned during fiscal year 2013 are summarized in the table above.

Director Stock Ownership Guidelines

Under the Company’s stock ownership policy for directors, directors are expected to acquire and hold Company stock equal in value to at least three times the annual retainer for directors, by the later of January 27, 2014, or three years from a director’s election to the Board.  The Company believes that this ownership policy further aligns director and stockholder interests and thereby promotes the objective of increasing stockholder value.

PROPOSAL NO. 2
ADVISORY NON-BINDING VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory non-binding vote on the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement.  This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to either approve, reject or abstain from voting with respect to such compensation.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to (i) attract and retain qualified executives with the requisite skills and abilities to enable us to achieve our corporate goals, and (ii) align the interests of executives with those of shareholders by rewarding executives for the Company’s achievement of its goals and increased shareholder value.  While we believe that the Compensation Committee is in the best position to determine whether the Company’s executive compensation program is appropriately tailored to meet these objectives, we appreciate and value our shareholders’ views.  Your advisory non-binding vote will serve as an additional tool for the Compensation Committee in assessing the Company’s executive compensation program.

The Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2014 Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; it will not create or imply any change to the fiduciary duties of, or create or imply any additional fiduciary duties for, the Company, the Board or the Compensation Committee; and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.  Consistent with our commitment to high standards of corporate governance, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

This advisory non-binding proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.  Abstentions and broker non-votes will have no effect on this vote.

The Board recommends a vote “FOR” approval on an advisory non-binding basis of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board, in accordance with the recommendation of the Audit Committee, has selected BDO to be the Company’s independent registered public accountants for 2014, subject to the ratification of the stockholders.

A representative of BDO is expected to be present at the meeting, will be afforded an opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

This proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

The Board recommends a vote “FOR” the ratification of appointment of auditors.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to Cambrex for each of the fiscal years ended December 31, 2013, and December 31, 2012, by the Company’s independent registered public accounting firm, BDO, for Audit and Audit-Related Fees:

	BDO Fees December 31, 2013	BDO Fees December 31, 2012

Audit Fees	$1,230,174	$1,183,739
Audit-Related Fees	29,480	27,578
Totals	$1,259,654	$1,211,317

AUDIT FEES

Aggregate Audit fees billed for professional services rendered by BDO in connection with its audit of the Company’s financial statements were $1,230,174 for fiscal year ended 2013 and $1,183,739 for fiscal year ended 2012.  Such fees also include BDO’s internal control review, quarterly reviews and statutory audits and attestations required pursuant to the Sarbanes-Oxley Act and the securities regulations.  There were no tax or other services performed by BDO in either 2013 or 2012.

AUDIT-RELATED FEES

Aggregate Audit-Related fees billed for professional services rendered by BDO in connection with assurance and related services reasonably related to the audit and review of the Company’s financial statements were $8,500 each year for fiscal years ended 2013 and 2012 for agreed upon procedures.  Fiscal years ended 2013 and 2012 also include $20,980 and $19,078, respectively, for audits of the Company’s employee benefit plans.

Audit Committee Pre-Approval Policy

Under the Audit Committee’s policy for pre-approval of all audit and permissible non-audit services performed by the independent registered public accountants (“Policy”), the Audit Committee will approve the following Audit and Audit-Related Services prior to each engagement, along with a fee amount: (i) domestic quarterly reviews and the annual financial statement audit; (ii) statutory or financial audits for international subsidiaries or affiliates of the Company; (iii) the attestation engagement for the independent registered public accountants’ report on management’s assertion on internal controls for financial reporting; (iv) financial audits of employee benefit plans; and (v) due diligence services pertaining to potential business acquisitions and dispositions.  On an annual basis, the Audit Committee will pre-approve a blanket amount to authorize the following Audit and Audit-Related Services: (i) consultations related to accounting, financial reporting or disclosure matters; (ii) assistance with understanding and implementing new accounting and financial reporting guidance; and (iii) assistance with internal control reporting requirements and also Permissible Non-Audit Services, including tax services.  Further, management will provide a quarterly update to the Committee detailing actual spending by quarter and year-to-date for any services rendered under such pre-approval.  Under the Policy, the Audit Committee has delegated pre-approval authority to the Committee Chairperson for permissible services and fees up to a maximum of $25,000.  The Committee Chairperson will report to the entire Audit Committee any services and fees approved pursuant to such delegation of authority.

During fiscal year 2013, all services rendered were approved pursuant to the Policy. Further, during fiscal years 2013 and 2012, there were no services performed or fees incurred by BDO where pre-approval was waived pursuant to the statutory de minimis exception.

The Audit Committee has reviewed the billings by BDO and has determined that they do not affect the auditor’s independence.

STOCKHOLDER PROPOSALS FOR 2015

To be eligible for inclusion in the Company’s Proxy Statement for the 2015 Annual Meeting, stockholder proposals must be received by the Company’s Secretary no later than the close of business on November 21, 2014.  Proposals must satisfy certain eligibility requirements established by the SEC.

Under the Company’s By-Laws, any stockholder wishing to present a nomination for the office of director before the 2015 Annual Meeting for a vote or to bring a proposal or other business before the 2015 Annual Meeting for a vote must give the Company not less than 60 days (anticipated to be February 24, 2015) nor more than 90 days (anticipated to be January 26, 2015) advance notice prior to the anniversary date of the 2014 Annual Meeting.  Any such notices must meet certain other requirements as stated in the Company’s By-Laws.  Any stockholder interested in making such a nomination or proposal should request a copy of such By-Law provisions from the Secretary of Cambrex Corporation.  If the Company does not receive notice of a stockholders proposal within this time frame, the individuals named in the proxies solicited by the Board for that meeting may exercise discretionary voting power with respect to that proposal.

MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC.  Under this procedure, we are delivering only one copy of the proxy statement and annual report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder.  This procedure reduces our printing costs, mailing costs and fees.

We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to any stockholder at a shared address to which a single copy of these materials were delivered.  To receive a separate copy of these materials, you may contact Investor Relations at 201-804-3000.

If you are a holder of our Common Stock as of the record date and would like to revoke your householding consent and receive a separate copy of the proxy statement and the annual report in the future, please contact your bank, broker or other holder of record.  You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record sharing the same address and currently receiving multiple copies of the annual report and the proxy statement, who wish to receive only one copy of these materials per household in the future, may contact Investor Relations at the number listed above to participate in the householding program.

A number of brokerage firms have instituted householding.  If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

By Order of the Board of Directors. William M. Haskel, Secretary

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE TO EACH STOCKHOLDER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  REQUESTS SHOULD BE DIRECTED TO MR. WILLIAM M. HASKEL, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, CAMBREX CORPORATION, ONE MEADOWLANDS PLAZA, 15TH FLOOR, EAST RUTHERFORD, NJ 07073. SUCH REPORT WILL BE FURNISHED WITHOUT EXHIBITS. COPIES OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL BE FURNISHED TO REQUESTING STOCKHOLDERS UPON PAYMENT OF THE COMPANY’S REASONABLE EXPENSES IN FURNISHING THE SAME.

IN ADDITION, THIS PROXY STATEMENT IS AVAILABLE ONLINE AT: http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy

 ANNUAL MEETING OF STOCKHOLDERS OF

CAMBREX CORPORATION

April 24, 2014

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at
http://ir.cambrex.com/phoenix.zhtml?c=80683&p=irol-proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20833333333330000000 5	042414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1.	Election of Directors:	FOR	AGAINST	ABSTAIN
		Rosina B. Dixon	☐	☐	☐

		Kathryn R. Harrigan	☐	☐	☐

		Leon J. Hendrix, Jr.	☐	☐	☐

		Ilan Kaufthal	☐	☐	☐

		Steven M. Klosk	☐	☐	☐

		William B. Korb	☐	☐	☐

		Peter G. Tombros	☐	☐	☐

		Shlomo Yanai	☐	☐	☐

	2.	Approve, on a non-binding advisory basis, compensation of the Company's Named Executive Officers as disclosed in the 2014 Proxy Statement.	☐	☐	☐
	4.	Ratification of the appointment of BDO USA, LLP as independent registered public accountants for 2014.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CAMBREX CORPORATION

Solicited by Board of Directors for 2014 Annual Meeting of Stockholders

The undersigned stockholder of Cambrex Corporation (the "Company") hereby appoints Steven M. Klosk, Gregory P. Sargen and William M. Haskel, and each of them acting singly and each with power of substitution and resubstitution, attorneys and proxies of the undersigned, with all the powers the undersigned would possess if personally present, to vote the shares of Common Stock of the Company which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company to be held on April 24, 2014 at 1:00 p.m. at the Metropolitan Center, One Meadowlands Plaza, East Rutherford, New Jersey and any adjournment thereof. Without otherwise limiting the general authorization hereby given, said attorneys and proxies are instructed to vote as indicated on the reverse side hereof on the proposals set forth in the Notice of Annual Meeting of Stockholders of the Company and accompanying Proxy Statement, each dated March 21, 2014.

THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE 8 NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT ACCOMPANYING THE NOTICE OF SAID MEETING (PROPOSAL NO. 1), "FOR" APPROVAL, ON AN ADVISORY NON-BINDING BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (PROPOSAL NO. 2), and "FOR" RATIFICATION OF THE APPOINTMENT OF BDO AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014 (PROPOSAL NO. 3)

(Continued and to be signed on the reverse side)